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             CERTIFICATE ELIMINATING THE CERTIFICATE OF DESIGNATIONS
                               WITH RESPECT TO THE
                       CUMULATIVE TRACKING PREFERRED STOCK

                                       OF

                              WELLS FARGO & COMPANY

                   ---------------------------------------------

                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

                   ---------------------------------------------


         The undersigned DOES HEREBY CERTIFY that the following resolutions were duly adopted by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the "Company"), at a meeting duly convened and held on January 25, 2000, at which a quorum was present and acting throughout:

                  WHEREAS resolutions were adopted by the Board of Directors, which resolutions are set forth in a Certificate of Designations filed with the Secretary of State of the State of Delaware on December 30, 1994, providing for and authorizing the issuance of 980,000 shares of Cumulative Tracking Preferred Stock ("Tracking Preferred Stock"); and

                  WHEREAS by resolutions adopted by the Preferred Stock Redemption Committee II of the Board of Directors of the Company (the "Committee") on November 23, 1999, pursuant to authority expressly granted by the Board of Directors on November 23, 1999, the Committee authorized the redemption of all the outstanding shares of the Tracking Preferred Stock; and

                  WHEREAS all the outstanding shares of the Tracking Preferred Stock were redeemed on December 31, 1999 upon and in connection with the redemption on December 31, 1999 of all outstanding Class A preferred limited liability company interests of Residential Home Mortgage, L.L.C.

                  RESOLVED that none of the authorized shares of the Tracking Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations previously filed on December 30, 1994 with the Secretary of State of the State of Delaware with respect to such series.

                  RESOLVED that the President, any Vice Chairman, any Executive Vice President, any Senior Vice President, the Secretary and any Assistant Secretary are hereby authorized to execute, acknowledge, and file such instruments and


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         documents as they, or any of them, may deem necessary or advisable to eliminate from the Company's Restated Certificate of Incorporation, as amended, all matters set forth in said Certificate of Designations with respect to the Tracking Preferred Stock.

         IN WITNESS WHEREOF, WELLS FARGO & COMPANY has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Laurel A. Holschuh, its Senior Vice President, and attested by Rachelle M. Graham, its Assistant Secretary, this 21st day of February, 2000.


                                          WELLS FARGO & COMPANY


                                          By   /s/ Laurel A. Holschuh
                                             -------------------------------
                                               Senior Vice President

ATTEST:


   /s/ Rachelle M. Graham
  -------------------------------
        Assistant Secretary



 [Filed in the Office of the Delaware Secretary of State on February 22, 2000]


Cert Eliminating Tracking Pref Stock/holsl01/board

















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